EXHIBIT 99

FINAL TRANSCRIPT

CCBN StreetEvents Conference Call Transcript

DCNT - Docent and Click2learn Complete Merger and Launch SumTotal Systems Conference Call

Event Date/Time: Mar. 22. 2004 / 2:00PM ET

Event Duration: N/A

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FINAL TRANSCRIPT

DCNT - Docent and Click2learn Complete Merger and Launch SumTotal Systems Conference Call

CORPORATE PARTICIPANTS

Andy Eckert

SumTotal - CEO

Kevin Oakes

SumTotal - President

Neil Laird

SumTotal - CFO

CONFERENCE CALL PARTICIPANTS

Eric Martinousi

Analyst

Craig Wood

CE Unterberg, Towbin - Analyst

Company Representative

Connie Vagan

Analyst

Ed Bierdeman

Moors & Cabot, Inc. - Analyst

John Robaum

Gagnon Securities - Analyst

Bernadette McIntosh

Country Companies - Analyst

Carmella Tricoli

Analyst

Ray Connelly

Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the SumTotal Systems conference call to discuss completion of merger of Docent and Click2learn. During the session, all lines will be muted until the question and answer portion of the call. (Operator Instructions). At this time, I would like to introduce today’s speaker, CEO of SumTotal Systems, Andy Eckert.

Andy Eckert - SumTotal - CEO

Welcome, everyone, to the first official Investor Conference Call for our new company, SumTotal Systems. Joining me are Kevin Oakes, SumTotal’s President, and Neil Laird, our CFO.

Please note that we issued two press releases this morning, the first pertaining to SumTotal’s product roadmap and the second release providing an update on SumTotal’s current financial status. Both releases are available on our Web site at SumTotalSystems.com under Investor Relations. Today’s call is intended to provide the investment community with an overview of our new company, including the management team, Board structure, product and marketing strategy, as well as pertinent financial information.

Before we get started, I should point out the following important information — certain comments made during this conference call may contain forward-looking statements, including statements about future business operations, financial performance and market conditions that include risks and uncertainties. They are based on current expectations, estimates, beliefs, assumptions, goals and objectives and are subject to uncertainties that are difficult to predict. All forward-looking statements made in this call are based upon information known to the parties as of the date of this call and SumTotal does not assume any obligation to update any such forward-looking statements. Actual results might differ materially from those projected by any forward-looking statements.

Please refer to the discussion of risk factors and other factors which are included in Docent’s, Click2learn’s and Hockey (ph) Merger Corporation’s most recent filing with the Securities and Exchange Commission, including but not limited to the S-4, 10-K and 10-Q filings.

A live audio webcast of today’s call is available from SumTotal’s Web site, again at SumTotalSystems.com.

As you know, the merger of Click2learn and Docent was approved by our respective shareholders on Thursday, March 18. The new company, now known as SumTotal Systems, began trading on NASDAQ with the ticker SUMT on Friday, March 19. It is an exciting time for our new company, as we’re more confident than

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FINAL TRANSCRIPT

DCNT - Docent and Click2learn Complete Merger and Launch SumTotal Systems Conference Call

ever of the strategic wisdom of this business combination. The reception by customers, industry analysts, financial analysts and most importantly, our investors has been overall overwhelmingly positive. In last week’s shareholder voting, over 99 percent of the votes cast voted in favor of the merger.

Our share price has risen over 40 percent since the merger was announced in October and despite being in the middle of a merger, both Docent and Click2learn had their biggest bookings quarter for all of 2003 in the fourth quarter. In fact, it is my observation that the market has improved quite dramatically over the last six months or so and we continue to win a greater share of the deals in our industry.

One data point you might find interesting is the number of $1 million or greater deals that we’re currently working on. In my two-plus years in this market, each quarter would have perhaps one or two such large opportunities. Today, our near-term pipeline has approximately ten such opportunities in play. This is clearly no longer a pioneering sale; almost all major corporations have some level of experience with e-learning solutions. They understand the strategic value of the technology and realize that they now need to partner with a leader with staying power in order to confidently move forward.

Our strategic focus on integrated suite of business performance and learning applications, something that we greatly believe differentiates SumTotal from the competition, is being validated by all of the recent industry analyst reports and certainly on the ground every day in our customer base. In a space that has seen hundreds of companies come and go over the past five years, SumTotal is clearly well positioned to become a valued, trusted and viable business partner for global 2000 organizations.

Our industry is far from being a niche industry. Real business results are being delivered at leading companies worldwide. Several of our largest clients speak openly that our solutions are among their top priorities for business applications, going forward. With twice the revenue, twice the engineering staff, twice the service and support staff, twice the salesforce and at least twice the cash and two to three times the customer base of any of our niche competitors, I feel we will be in a market strategic advantage, going forward.

This was validated recently with Frost & Sullivan, a global market research and growth consulting leader awarding SumTotal Systems its 2004 Competitive Strategy Award for “executing an innovative strategy within the existing competitive landscape and powering the Company to overtake the competition.”

With that, I would like to turn the call over to Kevin Oakes to discuss our new name and go-forward marketing strategies. After Kevin, Neil Laird, our CFO, will update you on our company’s finances.

Kevin Oakes - SumTotal - President

Thanks, Andy. As Andy alluded, learning technology is now widely viewed as mission critical in many organizations. Whether they’re using it to launch new product, improved channel effectiveness, accelerate salesforce readiness, increase customer staff, educate a distributed workforce or ensure compliance with governmental regulations, leading companies recognize the strategic value in what we do.

Bringing together the best assets of both Docent and Click2learn uniquely positions us to help customers tackle these issues head-on and to move to a whole new level of productivity and financial performance. That is really what the name SumTotal is all about. We offer the total solution suite to accelerate bottom-line performance and profit and represent the sum total of benefit the customer realizes by working with us.

Our new tagline is “Accelerate Performance. Accelerate Profits.” It highlights our core mission to accelerate our customer’s performance and bottom-line profitability through innovative and compelling business solutions. Many of our competitors are intent on selling a technology or a product feature; we are intent on selling an outcome.

Today, we introduced a SumTotal Enterprise suite, which is the integration of the leading learning and performance suites of Docent and Click2learn. Named Version 7.0, the SumTotal Enterprise suite builds on the experience of both companies, experience that is impossible to replicate. Combined, we have the most widely used learning management systems and learning content management platforms in the marketplace today. Our customer base, at well over 600, is the largest in the industry, as more than 40 percent of the Fortune 50 and 35 percent of the Global 50, with nearly 20 global deployment larger than 50,000 active users today and nearly 100 deployments larger than 10,000 users, our team has the industry’s deepest understanding of enterprise-wide deployments and how to scale our technology for some other world’s best known companies (sic).

So, I say all of this not to toot our own horn but to provide some understanding of the insight we’ve gained that comes from working to meet the needs of these platform customers across a wide range of industry sectors and geographies. This experience and the technology that we have already created has given us an unmatched base from which to build our new SumTotal Enterprise suite.

Today, the strength of the two existing suites from Docent and Click2learn are highly complementary. Click2learn’s Aspen product has been allotted in the market for its modular design, clean user interface an underlying architectural integration, while Docent has been allotted for its leading functional workflow and business capabilities. This has been recognized by many experts in the field who have several technology awards as a result.

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DCNT - Docent and Click2learn Complete Merger and Launch SumTotal Systems Conference Call

What is not widely known in the market, however, is that while these two suites are different in core development language, both have very similar technology architectures. The similar similarity in architecture has led to a common standard deployment in the customer bases and is helping us to come out with a unified product sooner than I would think many expect. We will be beta testing the product shortly and expect to deliver the new suite in the second half of this year.

The various applications that will be included in the new SumTotal Enterprise suite really represent best-of-breed products in their own right. When brought together in a single suite, they create an unmatched combination that helps our customers drive real performance across their value chain. For users, it provides for a single log-on and a simple, intuitive experience across the entire suite. For administrators, it provides for centralized user and data management across all applications. For IT, it offers low-risk and low-cost implementation and support, lowering the total cost of ownership.

The application suite will not out only bring together the best capabilities of the existing suite but it also will add new and innovative capabilities. The SumTotal Enterprise suite will deliver an open standard space architecture that truly maximizes support for common industry standards and provides seamless interoperability within customer environments.

So, whether it is J2EE or .net or new environments, like SAP (ph) just announced NetWeaver, we plan on providing a new industry-leading integration framework, along with robust Web services that ensure the lowest total cost of ownership through support of all environments.

Specifically, this suite will support a user interface which is entirely browser based, supporting common Web browsers. The application layer provides for application server support for IIS (ph) and Windows 2000 and 2003, while the database (indiscernible) provides platform support for Oracle, Sequel Server (ph), Solaris, Windows and other standard platforms. In fact, we’ve always been standards driven and our content integration will provide support for (indiscernible) and AICC (ph) standards. In fact, our support for industry standards in general allows us to provide the highest level of interoperability and integration within customer environments.

As we have done hundreds of times in the past, the new suite will unable common integrations with enterprise implementations, including PeopleSoft, Siebel, SAP, Oracle, Plum Tree and many others.

If you have not guessed, the amount of detailed work that has already gone into planning this release is quite remarkable. Shortly after the merger agreement was signed, Click2learn and Docent established an integration task force in which engineers and others from the two companies could plan and test key aspects of the product integration. This team began the process by consulting with a broad audience consisting of current and future customers, industry analysts and enterprise software companies to solicit input and gather feedback on our long-term product plans. Additionally, the team incorporated guidance from a technology oversight committee made up of members of each Company’s Board of Directors, including Ali Kutay, who is the founder of Weblogic, and Vijay Vashee, who is a Microsoft veteran responsible for helping launch core applications such as Word, Excel, PowerPoint and Microsoft Project.

With all of this integration planning and work already behind us, we feel like we are well on our way to delivering the industry’s most comprehensive suite. As an example, we are already demonstrating Web services support for J2EE and .net applications with the new suite. In fact, innovation has always been at the core of both companies and combining our product innovation with our financial strengths puts us in an unmatched and enviable position in the industry.

As Andy mentioned earlier, we issued a second release today that provided an update on SumTotal’s current financial status. To provide us with my color on our financial status, I’ll now turn the call over to Neil Laird, our CFO.

Neil Laird - SumTotal - CFO

Thanks, Kevin. The financial release this morning was intended to provide you with an update on our progress towards achieving the cost synergy targets we outlined when the merger was announced. It also briefly reviews the final 2003 numbers for both Docent and Click2learn that we discussed on a preliminary basis in January. Finally, the release outlines how SumTotal Systems will report its financial results on a go-forward basis and provides details of some of the onetime and ongoing charges that will occur as a result of the merger and cost synergy programs.

I do not intend to cover all of the data we included in the press release; you can read that at your leisure. However, I do want to cover a number of the key matters.

Firstly, talking about the cost savings, excluding non-cash charges such as depreciation, amortization of intangibles, stock-based compensation and restructuring, as well as the merger related costs that were expensed in the fourth quarter of 2003 totaling 1.2 million, Click2learn and Docent had a total cash-based expense level of $69.9 million in 2003. We have already taken actions to reduce this expense level by approximately $15 million to an annualized run rate of approximately $55 million in the second quarter of 2004. We also anticipate further reductions of between 2 million and $3 million on an itemized basis in the third quarter.

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FINAL TRANSCRIPT

DCNT - Docent and Click2learn Complete Merger and Launch SumTotal Systems Conference Call

These savings have been achieved by reducing the headcount from 470 at the time the merger was announced to approximately 400 when the restructuring is completed in the second quarter. In addition, we have reduced the usage of outside consultants, eliminated four offices, made savings on (indiscernible) marketing programs and saved on the corporate overhead costs associated with being a public company in the areas of D&O insurance, audit fee, tax return preparation fees and company registration fees and the like. Our headcount of 400 includes approximately 130 in R&D, 150 in operations and service support, 80 in sales and marketing and 40 in administration.

I have outlined, in the release, approximately $7 million of these savings will come from sales and marketing, $4 million from administration, $3 million from R&D and 1 million from operations. The additional savings in the third quarter will come equally from all areas apart from R&D.

Next, going on to the go-forward results, the GAAP results for the first quarter may be a little bit difficult to understand because the merger is being accounted for as an acquisition of Docent by Click2learn, which occurred on March 18th. Only the results for Docent for March 19th to March 31st will be included in the reported SumTotal Systems’ first-quarter results. the Click2learn results for the full quarter will be included and all of the 2003 and earlier comparative numbers will be those for Click2learn.

There will also be several onetime charges for the first quarter, including the write-off of in-process R&D acquired by Click2learn from Docent of approximately $1.3 million and between 2 and $3 million in restructuring and other nonrecurring charges associated with the merger. In addition, approximately $3 million of merger related expenses will be capitalized.

It is our intention to provide Pro Forma results for the first quarter, in addition to the GAAP results, that will include the full quarter for both Docent and Click2learn and to exclude the onetime adjustments that relate to merger and acquisition accounting. We’ll also provide a complete reconciliation between the two sets of numbers.

On a go-forward basis, SumTotal will have a number of non-cash adjustments to its results primarily as a result of the merger. Approximately 5 to $6 million of deferred revenue on the Docent balance sheet as of March 18th will be written off against goodwill. This is in accordance with GAAP requirements. This will impact the SumTotal revenue by approximately $2 million in the second quarter with the remainder affecting the subsequent three quarters.

Depreciation and amortization of $3.6 million annualized, of which 1.4 million relates to technology acquired by Click2learn prior to the merger and approximately 2.2 million of capital expense (inaudible) (sic). Our amortization of the Docent intangible assets that Click2learn acquired of 3.6 million annually (indiscernible) finally amortization of the stock-based compensation of approximately $1 million annually, representing the difference between the current market price and the strike price of unvested Docent stock options acquired by Click2learn.

As with the first quarter, it is our intention to provide Pro Forma numbers in subsequent quarters, in addition to the GAAP numbers, and to provide a full reconciliation between both.

Finally, let me talk a little bit about cash. The two companies went into the first quarter with $42.4 million in cash and short-term investments, and we used $3.5 million in this to pay off Click2learn’s line of credit, which had unfavorable terms. We have used approximately $4 million in the first quarter to fund operations and for merger related expenses. The remaining merger costs and restructuring will use up a further 3 to $4 million and thereafter, we expect to be cash flow positive.

Because the merger did not close until late in the quarter, some of these cash outlays may not occur until the second quarter, which is the reason we’re forecasting cash flow neutral instead of cash flow positive for the second quarter.

I want to emphasize that all of these numbers are estimates and may change as we complete the accounting process for the merger and the first quarter. Given the number of questions we have received regarding how the go-forward numbers will be reported, we thought it would be beneficial to lay out the type of adjustments that we have made to the GAAP results ahead of the first quarter report.

Now, let me hand the call back to Andy.

Andy Eckert - SumTotal - CEO

Thanks, Neil. To wrap up, I’d like to cover our senior management organization. Besides the three of us on this call, the other key members of our team are, first, Sudheer Koneru, who will run our international operations currently from London, where he has been for several months integrating our EMEA organizations, and then (indiscernible) from Hyderbad, where he will assume direct control of our Indian support and development operation. Next is Dave Crussell, who is responsible for all of the operations of the Company, including technical support, professional services, IT and our training function. Shree (ph) (indiscernible) will be running our product development organization, teeming closely with Sanjay Dholakia, who will be responsible for our marketing and alliances functions, including product marketing.

Finally, I’m very happy to announce the newest member of our team, Erica Rottenberg (ph), who will serve as SumTotal’s General Counsel. Erica most recently served as the General Counsel for Creative Labs here in the Bay Area.

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FINAL TRANSCRIPT

DCNT - Docent and Click2learn Complete Merger and Launch SumTotal Systems Conference Call

Having worked closely with this team for the last several months, I’m very excited to say that this a highly qualified, talented and, above all, commercially committed team. We have outlined our objectives for the year in great detail. Everyone understands our role and we’re to get on with the tasks at hand.

Finally, I’d like to thank all of the employees of SumTotal for the support and hard work that got us to this point. Having been through a number of mergers, I strongly believe this partnership feels more right today than it did even in October. We look forward to updating you on our progress in the months to come.

Now, we would like to answer any questions that you may have. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). Eric Martinousi (ph).

Eric Martinousi Analyst

Congratulations on closing the transaction, gentlemen. My question has to do with the new product rollout and potential impact on sales. It sounds like you will have a beta in play by the end of June. What I am wondering is, sometimes with new product rollouts, there is a hesitation on the part of prospects to actually sign the document and go forward. I’m thinking that may have an impact on your September order. Is there such a risk, in your eyes?

Kevin Oakes - SumTotal - President

That same prediction was made when we first announced the merger in October. Obviously, that was trumpeted by some competitors out there. We did not experience that all in Q4, as both companies had record bookings quarters in the quarter. Frankly, we’re not experiencing that now. I think part of the reason we’re not experiencing that is that we are, number one, being pretty aggressive on the support site and making sure we make sure our customers and our prospects know how much we’re going to support them, going forward.

Number two, the products in this industry are always changing. We’re coming out with new updates, new versions to our products on a pretty regular cycle. I think that holds true for the other players in this industry. I think many of the buyers recognize that, today, it is much more about picking the right partner long-term who is going to support you more than anything. We have been pretty vocal about that with the prospects we’ve been dealing. It’s been working quite well, as Andy alluded — what our pipeline currently looks like.

The products that we have out in the market today are best-of-breed products; they’re winning awards. We obviously have gotten a lot of great accolades from Gartner and META and other analysts who have taken a look at what we’re doing out in the industry. Many of our current customers as well as the prospects we’re talking to look at the new enterprise suite as an upgrade from currently where we sit with both products, which are great products in their own right.

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FINAL TRANSCRIPT

DCNT - Docent and Click2learn Complete Merger and Launch SumTotal Systems Conference Call

Eric Martinousi Analyst

Okay. One more on the sales side — could you — how many quota-bearing sales reps will you have? What are the initial steps you take to integrate them, both on the new product as well as the geographic overlay of territories?

Kevin Oakes - SumTotal - President

We have, today, in the mid ‘50s and our total sales organization, for feet on the street — most of those are (inaudible) quota-bearing folks — they are vertically focused and they right now have one task and that is to close out the quarter. Then we’re all getting together as a group at the beginning of April to focus on Q2. At that time, we roll out some new account assignments and other things to that group. They remain pretty pumped up and excited about this and I think a big part of their excitement is they just simply see the results out in the field right now, given the pipeline that each of one of them has.

Eric Martinousi Analyst

Great, thanks.

Operator

Craig Wood.

Craig Wood - CE Unterberg, Towbin - Analyst

Thanks very much. I was intrigued by what you said about the near-term pipeline having I guess ten large deals versus one to two normally. Would you say much of that is due to the economy, or can you also point to some opportunities that have been brought to you through the merger?

Company Representative

I don’t think any have directly come as a result of the merger. I do think, obviously, the economic conditions have improved a bit, Craig, but I think the largest impacts and really the driver behind a larger number of big deals is when I commented with respect to our technology and the solutions that we provide are no longer considered pioneering sales out there. We’re not out educating large companies about what could be in most situations. In most situations, they have a Legacy product that has taken them as far as they can go. In many cases, those companies are no longer around to support them, going forward, and so now they understand the value of what we provide. They want to go with what we call an industrial strength version, a real company and, given their experience, are ready to spend real money. So, they are not necessarily departmental solutions any longer. In fact, that is pretty rare. Very rarely are we selling to the “corporate university”, which is what this market was dominated by two years ago. Today, it is the Vice President of Service, the guy who runs the call center, people who run sales or channel groups. So, given the higher priority within Global 2000 organizations comes the higher budget amounts.

Craig Wood - CE Unterberg, Towbin - Analyst

Okay. Secondly, can you just talk a little bit about the pricing environment? Have you seen any change in the discounting that is prevalent in the market either with regard to what you described about the economy or the consolidation that has occurred in the industry?

Kevin Oakes - SumTotal - President

I think all of those things play in our favor for sure. I think our belief is we should demand a fair price for the technology that we provide. Pricing certainly has strengthened as of late and our objective, obviously, is to continue to add value such that we can, in fact, justifiably charge a fair price with customers. So, there will always be discounting in this type of market for sure but certainly, the stories are (indiscernible) companies buying on the cheap and wondering where their supplier is a year later. Certainly, these are all things we plan on using to our benefit and our customers’ benefit, we hope.

Craig Wood - CE Unterberg, Towbin - Analyst

Okay. Finally, for Neil, I don’t know if you mentioned this in your preamble, but will there be write-downs of deferred maintenance contracts under GAAP to cost plus fair profit? Will you be reporting both GAAP and Pro Forma maintenance revenues?

Neil Laird - SumTotal - CFO

Yes, the answer is yes to both. The write-down is between 5 and 6 million, we estimate, and we will report the revenue both ways.

Craig Wood - CE Unterberg, Towbin - Analyst

Thanks very much.

Operator

Connie Vagan (ph).

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FINAL TRANSCRIPT

DCNT - Docent and Click2learn Complete Merger and Launch SumTotal Systems Conference Call

Connie Vagan Analyst

Hi, good morning. First, I want to bug you a bit about the complaint you filed against Saba. This complaint did not specify any monetary damages. I assume you would not file a complaint unless you really feel some serious damage from Saba’s actions. Do you have an estimate for those potential damages, or do you plan to add monetary damages to your complaint? How will these affect forward guidance?

Kevin Oakes - SumTotal - President

Well, certainly a pertinent question. We prefer not to really discuss pending litigation, Connie. We will say that we welcome competition, we just don’t, frankly, welcome unfair competition. The complaint lays out our position pretty fairly, we believe and we will strive to keep you informed as we go forward.

Connie Vagan Analyst

Okay, thanks. You said your combined salesforces is about in the ‘50s, which seems like it did not lose any sales staff on net because, in your claims, you say about seven people were hired away. Was that seven salespeople or both engineers and salespeople?

Company Representative

Both.

Connie Vagan Analyst

Both, right, so you hired a few just to replace those — (Multiple Speakers) — I assume.

Company Representative

Correct.

Connie Vagan Analyst

Do you plan to expand the sales force even further, going forward, or is that enough for now?

Company Representative

I would say we will expand as the market allows us. I think we have good global coverage now. We are operating in all of the major developed countries in the world in a direct fashion, which we think is critical in this business, as more and more multinational corporations are interested in deploying our solutions and want people local in their language in their countries. And I think we are at the perfect size right now. Of course, as the business and the market grows, we would add people accordingly.

Connie Vagan Analyst

You made earlier some comments about improving market conditions and last quarter, it seems that as initiatives were still mostly funded by operating rather than couple budgets, as one vendor including (indiscernible) (indiscernible) subscription revenue rather than software licensing revenue. Can you elaborate a bit more what kind of deal flow you are seeing and what kind of increased interest you might be seeing?

Andy Eckert - SumTotal - CEO

Kevin, do you want to take that?

Kevin Oakes - SumTotal - President

I think, Connie, as Andy mentioned in the prepared script, we see more million dollar plus opportunities right now than we have seen since either of us have been in this business. Part of that is that these companies are recognizing this is a pretty major technology purchase for them. Depending upon where a company is in working with IT or where they are in their budget process, they may elect to go with more of a subscription model versus a perpetual license model. I think the key is that we have been flexible with our customers and for us, we can offer them the same functionality, really the same total solution and services that we could on either side of that equation.

What I am seeing today, though, which is very exciting, is just a very heightened interest and heightened level of due diligence that companies are doing when they’re making these selections. I was on the phone just recently with the CFO of a Fortune 500 company. That CFO had keen interest in what we’re doing and one of his primary concerns was picking a partner that was going to be around for the long haul, so financial viability is becoming more and more I think a necessary criteria in these due diligence discussions. That is obviously one area where we have a significant advantage.

But we also are assisting from a pure feature functionality standpoint. We are doing a fabulous job out in the industry and our new name and our new brand is all about those bottom-line results that we’re bringing to those customers. The more that we can promote those externally, I think the more we turn this up a notch so that senior executives like that CFO recognize how valuable this stuff is and are spending accordingly on it.

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FINAL TRANSCRIPT

DCNT - Docent and Click2learn Complete Merger and Launch SumTotal Systems Conference Call

Connie Vagan Analyst

I see. Do you feel that you will be able to forecast subscription versus license revenue more accurately, going forward?

Kevin Oakes - SumTotal - President

We forecast it internally. We have not broken that out externally and don’t expect us to do, going forward. It is a very difficult thing to predict, I think, long-term. When you take a look at our subscription customers, we have some of the biggest companies in the world that are on subscription and then there are mixed in some smaller operations that are on subscription. It really just depends on an organization’s circumstances at the time on whether that is a better alternative for them or not. We, a long time ago, Connie — you go as far back in this discussion as I do — but a long time ago, we predicted that the AFP (ph) model would be the dominant model by now. Obviously, that did not happen. So, I think flexibility is the key there and we’re telling our sales force to do what is right by the customer.

Connie Vagan Analyst

Okay, thank you. Of course, I’ve more questions. Did you lose any customers to Saba’s action or contacting them and trying to steal them away from you?

Company Representative

No, quite the opposite.

Connie Vagan Analyst

I have a question about the guidance. I’m sorry if I did not catch that. Did you have some guidance on your expense items? Do you have any guidance for fiscal ‘04 revenue or even Q1 revenue for that matter?

Neil Laird - SumTotal - CFO

We’re not giving guidance on the revenue at the moment. We will give guidance for the second quarter at our April conference call after the first quarter.

Connie Vagan Analyst

Okay. Click2learn announced in its 10k that the proposed transaction with Docent had an adverse effect on the Company’s revenue and Docent apparently did not experience that. Can you explain why that might have been?

Kevin Oakes - SumTotal - President

Yes. In the quarter, we had recognized revenue. Even though our bookings were pretty good, recognized revenue was lower than we expected, as you now. We attribute part of that issue to just some of the things that go on that are pretty typical in a merger process. Some of it’s internal; some of it’s external.

I think the good news is we’ve booked a lot of really good business. That business came in a little bit different than we had forecasted, going back to the earlier discussion on subscriptions, but it is good news, going forward, obviously. It wasn’t great news for that quarter itself.

Connie Vagan Analyst

I see. You said, in your press release, that you plan to lay off approximately 70 people, or have already laid off, I don’t know. Could you elaborate what areas will be primarily affected?

Neil Laird - SumTotal - CFO

Connie, what we said was the headcount has been reduced by 70. That is a combination of people leaving and the reduction. I do not think we have given you numbers by function. I have given you a broad outline of where the cost savings were and I gave you the headcount that makes up the current 400.

Connie Vagan Analyst

Okay. Finally, could you give us an update on the lawsuit against IP Learn (ph)? I mean, (indiscernible) like Saba and (indiscernible) have unsuccessfully tried to fend off this company and then settled with them. Do you have an estimate for cost of legal defense as well as (indiscernible) settlement?

Andy Eckert - SumTotal - CEO

We said that we are continuing to pursue the case. We have outlined, in our 10k, a little detail and I don’t really want to go beyond what we have disclosed in the 10k.

Connie Vagan Analyst

Okay, thanks. That was all of my questions.

Operator

Ed Bierdeman.

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FINAL TRANSCRIPT

DCNT - Docent and Click2learn Complete Merger and Launch SumTotal Systems Conference Call

Ed Bierdeman - Moors & Cabot, Inc. - Analyst

Thank you very much. Congratulations on the merger, gentlemen. Question about the sales organization — who is running the combined sales organization? Is that Dave Crussell?

Kevin Oakes - SumTotal - President

No, that is me. This is Kevin Oakes. I am running — all of sales and marketing alliances rolls up into me. We have got the two guys that were running the America Sales, or Docent and Click2learn, are running the Americas for the new company. We have got our existing sales leadership at (indiscernible) as well as in Asia-Pac, so we’re great leadership across the board from a sales perspective. That has been a very consistent leadership for some time now.

Ed Bierdeman - Moors & Cabot, Inc. - Analyst

Would you say that the combined sales force is half made up of Docent and half made up of Click2learn?

Company Representative

Yes, it’s pretty much equal.

Ed Bierdeman - Moors & Cabot, Inc. - Analyst

50-50?

Company Representative

Yes, very much.

Ed Bierdeman - Moors & Cabot, Inc. - Analyst

Good. Also, if I could get one more question in? Perhaps, Andy, could you give us your quick view of the competitive environment? Are you actually running into Saba? Are you running into DigitalThink (ph)? Who are the players out there?

Andy Eckert - SumTotal - CEO

It varies, certainly, deal by deal, country by country. We continue to see the normal folks in the market. I wouldn’t say there’s one or two that is consistently across the board in all of the deals with us. We see some activities from the enterprise players but frankly not all of that much, so we, frankly, are fighting more often than not just the customer process, the timing and getting through their purchasing cycle than anything. So we have been pretty successful winning the major vendor of choice awards around the world and so, our focus is on the customer and we will let the other guys focus on us.

Ed Bierdeman - Moors & Cabot, Inc. - Analyst

Are you saying enterprise players such as PeopleSoft, Siebel and Oracle?

Andy Eckert - SumTotal - CEO

Yes. I mean, they are there very, very occasionally in the marketplace and so no concerted effort there as of yet. I think our products are several generations ahead. What is out there and as the business users get more educated in our marketplace, it continues, I think, to put us at an advantage in their eyes.

Ed Bierdeman - Moors & Cabot, Inc. - Analyst

What about Saba? Do you compete head-to-head with Saba?

Andy Eckert - SumTotal - CEO

Occasionally, not all that often, frankly.

Ed Bierdeman - Moors & Cabot, Inc. - Analyst

Do you have any sense of the win rate or the success rate against Saba?

Andy Eckert - SumTotal - CEO

It is pretty high. I think the results speak for themselves.

Ed Bierdeman - Moors & Cabot, Inc. - Analyst

Okay, congratulations.

Operator

John Robaum (ph).

John Robaum - Gagnon Securities - Analyst

Hi, gentlemen. John Robaum (ph) with Gagnon Securities. I have two quick questions. First one would be the new platform with the integrated suite — what is that going to be written in, what language? Is it J2EE or .net?

Company Representative

We’re really, John, committed to Web services overall. As I mentioned earlier in the script, what we have done is taken the best of both products and combined some of that functionality from both products into that new suite. That new suite is already showing interoperability with .net, with J2EE, going forward, and so more than anything, we’re committed to Web services and have worked very strongly on that.

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FINAL TRANSCRIPT

DCNT - Docent and Click2learn Complete Merger and Launch SumTotal Systems Conference Call

John Robaum - Gagnon Securities - Analyst

Great. My final question relates to some of these new enterprise clients, customers that you guys are starting to sell into. Obviously, the model has changed from last year being in terms of more of a compliance sale to now, you guys have really evolved into a new product sales force learning, i.e., more value-added service. Help me understand the marketing techniques or I guess the pitch that you guys are trying to go out (inaudible) different from a year ago?

Kevin Oakes - SumTotal - President

Let me see if I can answer your question, John, but if I don’t, please re-ask it. I think the pitch that is different from a year ago today broadly is that it is a very results-focused message. As we have done in the past, weaving the analytics product into which we’re now renaming Dashboard and I think that is very reflective of the power it provides. As we weave that into the message, senior management, senior executives are sitting up and taking notice that this gives them a real good window into the performance of their organization. I’ve had conversations with a few folks who have relayed back to me that Fortunate 1000 CEOs out there have very levers with which to pull in their organization. This is one that has dramatic improvement across the board and their ability to go out and see those results through that dashboard is a critical function.

I think, as you see our tagline and see our message out there, our salesforce is well armed on this message. We’re all about focusing on that bottom line as opposed to the more academic messages that I think have permeated this marketplace.

John Robaum - Gagnon Securities - Analyst

Great, thank you very much, guys.

Operator

Bernadette McIntosh.

Bernadette McIntosh - Country Companies - Analyst

As we talk about the new foundation you will be providing in beta form Release 7, what advice would you give to your Docent clients in preparing for this? How would it differ from the advise you give to Click2learn clients? Finally, what kind of support structure will you have in place to help them through the transition?

Andy Eckert - SumTotal - CEO

Sure. I will answer the last part of that first. We have expanded support for Docent customers with 6.0 (ph) or later and Click2learn customers with Version 2 or later of Aspen until 2007 really to just extend our commitment to support. That is outlined in the release we put out this morning and I think that is very indicative of how we have treated our customers and will continue to treat our customers.

So to answer the first part, the advice that we give to either customer base is exactly the same. Number one, schedule a demo. Let’s sit down and let’s talk about the new suite, going forward; let’s talk about what you currently have and what the needs are, going forward, for those customers and how we can migrate from here to there. That is a pretty common process that we’ve been doing with our combined customer base for some time as we have continued to improve on our products, going forward, and it is what you would expect from any enterprise software provider as they continue to improve on the products, going forward.

Today, as we look at the migration paths for those customers, we’ve done a very good job of mapping out for the majority of customers. One thing that is probably not well known is that over 80 percent of our customers are on the most recent versions of our products. We’ve done a very good job at mapping out what it is going to take for them to migrate. So I would say call your account rep, let’s sit down and let’s walk through that process.

Bernadette McIntosh - Country Companies - Analyst

Thank you. One question off the end of that, I think this merger is really going to bring more stability to your industry. The question would be many clients are saying we’re going to outsource this because we don’t want to have to go through this decision again. What is your comment on that? How does that affect you as a company?

Andy Eckert - SumTotal - CEO

Outsource the actual operation of your department, of the Company’s department?

Bernadette McIntosh - Country Companies - Analyst

Right, of the element (ph)?

Andy Eckert - SumTotal - CEO

Well, we support — our job is to work with whoever is buying software, frankly, and whoever is operating our systems. I don’t see a concerted trend towards outsourcing this function in particular but we are, as a company, well positioned — I mean, we are the de facto choice in the human resource outsourcing area through folks like Exult an Accenture of several other companies. I would say probably eight out of ten major HRO deals have included either Docent or Click2learn solutions in them, and so we are familiar with that side of the world.

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FINAL TRANSCRIPT

DCNT - Docent and Click2learn Complete Merger and Launch SumTotal Systems Conference Call

Our job is to support that. We’re certainly not advocates of one particular model or another but I think that is more up to the customer and their own particular situation but I do not see a concerted trend one way or another yet.

Bernadette McIntosh - Country Companies - Analyst

Okay, thank you.

Andy Eckert - SumTotal - CEO

Thank you.

Operator

Carmella Tricoli (ph).

Carmella Tricoli Analyst

Thank you. My two questions — one is basically on — of the 130 employees on R&D, what percentage would you say (inaudible) based out of your India operations right now?

Company Representative

About 50 percent, Carmelle (ph).

Carmella Tricoli Analyst

The second was roughly between the — you have 20 and 100 deployments out there with 10,000 or more users, so about 20 percent of your stated 600 customers. Could you just tell me how what would compare to one year and — about one year ago and what you expect that to be maybe from today if you are willing to go out that far?

Andy Eckert - SumTotal - CEO

I do not know if I could give you an exact forecast but I certainly know that the scale of the quality and the depth of customer implementations has gone up pretty dramatically in the last year, year and a half, from being department solutions, HR only solutions to being more companywide, more operating focused deployments. So, I know a number of our — collectively, our largest clients have joined in the last year and judging from the pipeline and the types of dollars we talked a little bit about earlier, I see that same sort of expansion. I mean, we’re seeing RFPs; we’ve got RFP with 300,000 people. So these are major implementations.

There’s also several government implementations that are of note in terms of the scale. So, it just seems to be coming much more mainstream business application, more mission critical in every way you can possibly imagine and we certainly hope that continues.

Company Representative

Andy, just to add onto that, I think, within corporations, the other thing we are seeing, Carmello, is when some companies, some large companies have selected departmental solutions, they have allowed those departments to (indiscernible) different providers. We’re being brought in to consolidate all of these different units and we are doing that in a couple of situations right now, so I’m seeing that as probably going to happen a little more frequently, going forward. That is just within employees, though.

I think part of what gets lost in this conversation is the external opportunity. Some of the biggest deals we’re seeing out there are going out to a distribution channel or even a customer base where obviously the number of licenses gets to be extremely large. For SumTotal of our top number of users out there, that external focus makes up a good percentage of those users. So, we’re saying a definite trend towards that direction as well.

Carmella Tricoli Analyst

Okay, very good. I appreciate that.

Operator

(Operator Instructions). Ray Connelly (ph).

Ray Connelly Analyst

Hi, guys. Congratulations. Can you comment on whether or not you acquired any new distribution channels? Namely, where there systems integrators that Click2learn utilized that you did not prior to the merger?

Company Representative

Certainly. There is a pretty robust list on both sides of the table. I think the first would be Accenture, where we were both working with Accenture. Click2learn recently was doing quite a bit of business with them, so they are in the mix now. In certain countries in Europe, there is individual distributors (sic) that have been very productive for both companies that we will continue to work with. On the Docent side are NEC, CSK (ph). Works applications in Japan are really beginning to pay off. British Telecom in the UK is really sweeping the decks with the government and so I feel very good.

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FINAL TRANSCRIPT

DCNT - Docent and Click2learn Complete Merger and Launch SumTotal Systems Conference Call

I do not believe there is any partner that is dedicated to one of our competitors that I wish was in our stable. I think we’re doing as much business with the major household names as any of the companies and, in fact, in most cases, much more.

Ray Connelly Analyst

Thank you.

Company Representative

Thank you, Ray.

Operator

At this time, there are no further questions. I would like to turn the call back over to Mr. Eckert.

Andy Eckert - SumTotal - CEO

Thank you all very much for spending an hour with us and we look forward to updating you in the quarters to come. Thank you very much.

Operator

Ladies and gentlemen, this concludes today’s presentation. Thank you for participating. You may now disconnect

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